THOMAS NELSON, INC.
                             501 Nelson Place
                              P.O. Box 141000
                     Nashville, Tennessee  37214-1000


                              ---------------

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              ---------------



     The Annual Meeting of Shareholders (the "Annual Meeting") of Thomas Nelson, Inc. will be held at the Sheraton Nashville Downtown, 623 Union Street, Nashville, Tennessee, at 11:00 a.m., local time, on Thursday, August 22, 2002, for the following purposes:

     1. To elect three directors in Class Three to serve for a term of three years and until their respective successors are elected and take office, or until their earlier resignation.

     2. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only shareholders of record at the close of business on June 24, 2002 will be entitled to notice of and to vote at the Annual Meeting.

     Whether or not you plan to attend the meeting in person, please complete, date, sign, and return promptly the enclosed proxy. The proxy may be revoked at any time prior to the exercise thereof, and submitting the proxy will not affect your right to attend the Annual Meeting and vote in person.


                                     By order of the Board of Directors.


                                     /s/ Joe. L. Powers


                                     Joe L. Powers
                                     Executive Vice President and Secretary


Nashville, Tennessee
July 10, 2002





                            THOMAS NELSON, INC.
                             501 Nelson Place
                              P.O. Box 141000
                     Nashville, Tennessee  37214-1000

                              ---------------

                              PROXY STATEMENT

                              ---------------




     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Thomas Nelson, Inc., a Tennessee corporation (the "Company"), to be voted at the Annual Meeting of Shareholders to be held on August 22, 2002 (the "Annual Meeting"), at the time and place and for the purposes set forth in the accompanying notice, and at any adjournment thereof. It is expected that this proxy statement, the form of proxy and the Company's Annual Report to Shareholders will be mailed to shareholders on or about July 10, 2002.

     Only shareholders of record at the close of business on June 24, 2002 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. On such date, the issued and outstanding voting securities of the Company consisted of 13,343,765 shares of Common Stock (the "Common Stock") and 1,024,795 shares of Class B Common Stock (the "Class B Common Stock"). Each share of Common Stock entitles the holder thereof to one vote on each matter presented for action at the Annual Meeting. Each share of Class B Common Stock entitles the holder to ten votes on each matter presented for action at the Annual Meeting.

     All proxies delivered pursuant to this solicitation may be revoked at any time prior to the voting thereof by attending the Annual Meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation, or duly executing a proxy bearing a later date. Submitting the proxy will not affect the right of the shareholder to attend the Annual Meeting and vote in person. If not revoked, all proxies that are properly signed and returned to the Company will be voted in accordance with instructions contained thereon. If no instructions are given, the persons named in the proxy will vote the shares represented thereby FOR the approval of the election as directors of all nominees set forth under PROPOSAL NO. 1. The Board of Directors knows of no other matters that are to be brought to a vote at the Annual Meeting. If any other matter does come before the Annual Meeting, the persons appointed in the proxy or their substitutes will vote in accordance with the recommendation of the Board of Directors or, if no recommendation is given, in their best judgment.



                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                           OWNERS AND MANAGEMENT


     The following table sets forth certain information as of the Record Date with respect to those persons known to the Company to be the beneficial owners (as defined by the rules of the Securities and Exchange Commission (the "Commission")) of more than five percent (5%) of either Common Stock or the Class B Common Stock and with respect to the beneficial ownership of the Common Stock and Class B Common Stock by all directors and nominees, each of the executive officers named in the Summary Compensation Table and all executive officers and directors of the Company as a group. Except as otherwise specified, the shares indicated are presently outstanding, and the Company believes the beneficial owner has sole voting and investment power over the indicated shares.



                                                          Amount of
                              Amount of                    Class B
                             Common Stock    Percent    Common Stock    Percent
                             Beneficially      of       Beneficially      of
Name of Beneficial Owner     Owned # (1)(2)  Class      Owned #(1)(2)    Class
------------------------    ---------------  -------   --------------   -------
Sam Moore**** (3)             2,125,695       15.6%        828,269       62.0%
Gabelli Asset Mgmt., Inc.
     & Subsidiaries (4)       1,966,554       14.8            -            *
Dimensional Funds
     Advisors, Inc. (5)         974,787        7.3            -            *
Thomas Nelson, Inc. Savings
     and Investment
     Plan-Employee Benefits
     Committee (6)              817,506        6.1            -            *
Millard V. Oakley** (7)         549,259        4.1          19,542        1.8
Jesse T. Correll** (8)          300,580        2.3            -            *
S. Joseph Moore**, ***** (9)    254,259        1.9          93,835        9.1
Charles Z. Moore *****          196,892        1.5          68,665        6.6
Brownlee O. Currey, Jr.** (10)  194,754        1.5           4,035         *
Joe L. Powers*** (11)           149,208        1.1          83,489        7.9
W. Lipscomb Davis, Jr.** (10)    23,843         *            2,531         *
Robert J. Niebel, Sr.** (10)     34,058         *            3,692         *
Philip Stoner*** (12)            24,200         *             -            *
Andrew J. Young** (10)           16,610         *             -            *
Michael S. Hyatt*** (13)          8,375         *             -            *

All Executive Officers and
     Directors as a group
     (14 persons) (14)        3,780,570       27.3%      1,040,393       76.1
---------------------------
     *  Indicates less than 1%.
    **  Director.
   ***  Named Officer.
  ****  Director and Named Officer.
 *****  Former Named Officer.

(1) Pursuant to the rules of the Commission, the shares subject to options held by directors and executive officers of the Company which are exercisable within 60 days of the Record Date are all deemed outstanding for the purpose of computing such director's or executive officer's percentage ownership and the percentage ownership of all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the percentage ownership of the other beneficial owners in the table. The share information assumes further that when such individuals can elect to receive either Common Stock or Class B
     Common Stock upon exercise of options, an election is made to receive
     Class B Common Stock.

(2) Shares of Class B Common Stock are convertible into an equal number of shares of Common Stock at the option of the holder, and, wherever applicable, share information set forth above with respect to the Common
     Stock assumes the conversion of all Class B Common Stock, including options convertible into either Common Stock or Class B Common Stock at the holder's option, by the holders thereof for an equivalent number of shares of Common Stock that may be so acquired by conversion during the 60-day period commencing on the Record Date.

(3)  Includes shares issuable upon exercise of outstanding options to purchase
     30,000 shares of Common Stock and 300,000 shares of Class B Common Stock under the Company's Amended and Restated 1992 Stock Incentive Plan (the
     "Stock Incentive Plan"), 551,502 shares of Common Stock held by four trusts of which Mr. Moore is trustee, and 28,847 shares of Common Stock held by the Company's Employee Stock Ownership Plan (the "ESOP"), as to which Sam Moore has sole voting power. Sam Moore's spouse owns 31,418 shares of Common Stock and 3,435 shares of Class B Common Stock. Sam
     Moore's address is 501 Nelson Place, P.O. Box 141000, Nashville,
     Tennessee  37214-1000.

(4) As reflected in a Schedule 13D filed with the Commission on May 24, 2002 by Gabelli Asset Management, Inc. The address of Gabelli Asset
     Management, Inc. is One Corporate Center, Rye, New York  10580-1434.

(5) As reflected in a Schedule 13F filed with the Commission on May 3, 2002 by Dimensional Funds Advisors, Inc. The address of Dimensional Funds
     Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA  90401.

(6) Pursuant to the terms of the ESOP, the investment committee shares dispositive power with the ESOP participants. The address of Thomas
     Nelson, Inc. Savings & Investment Plan-Employee Benefit Committee is 501
     Nelson Place, P.O. Box 141000, Nashville, Tennessee  37214-1000.

(7) Includes 14,000 shares of Common Stock issuable upon exercise of outstanding options under the Stock Incentive Plan and 12,500 shares of Common Stock, for which Mr. Oakley disclaims any voting or dispositive power, held by Mr. Oakley's spouse.

(8) Mr. Correll was appointed to the Board of Directors on November 15, 2001 and has not yet been awarded stock options.

(9)  Includes 25,592 shares of Common Stock and 36,785 shares of Class B
     Common Stock held by a trust of which S. Joseph Moore is a trustee and the sole beneficiary, 20,500 shares of Common Stock and 1,000 shares of Class B Common Stock owned by S. Joseph Moore as custodian for certain of
     S. Joseph Moore's children, 2,842 shares of Common Stock held by a trust for the benefit of S. Joseph Moore's sister of which S. Joseph Moore is trustee. S. Joseph Moore's spouse owns 9,625 shares of Common Stock.

(10) Includes 14,000 shares of Common Stock issuable upon exercise of outstanding options under the Stock Incentive Plan.

(11) Includes shares issuable upon exercise of outstanding options to purchase
     15,000 shares of Common Stock and 25,000 shares of Class B Common Stock under the Stock Incentive Plan and 44,199 shares of Common Stock held by the ESOP, as to which Mr. Powers has sole voting power. Mr. Powers' address is 501 Nelson Place, P.O. Box 141000, Nashville, TN 37214-1000.

(12) Includes shares issuable upon exercise of outstanding options to purchase
     18,500 shares of Common Stock under the Stock Incentive Plan and 5,700 shares of Common Stock held by the ESOP as to which Mr. Stoner has sole voting power. Mr. Stoner's address is 501 Nelson Place, P.O. Box 141000,
     Nashville, TN  37214-1000.

(13) Includes shares issuable upon exercise of outstanding options to purchase
     6,667 shares of Common Stock under the Stock Incentive Plan and 1,708 shares of Common Stock held by the ESOP as to which Mr. Hyatt has sole voting power. Mr. Hyatt's address is 501 Nelson Place, P.O. Box 141000,
     Nashville, TN  37214-1000.

(14) Includes an aggregate of 95,052 shares of Common Stock held by the ESOP, and shares issuable upon exercise of options to purchase 130,333 shares of Common Stock and 330,000 shares of Class B Common Stock.




                              PROPOSAL NO. 1

                          ELECTION OF DIRECTORS


     The Amended and Restated Charter of the Company provides that the Board of Directors shall be divided into three classes with the classes to be as nearly equal in size as possible. The current Board of Directors consists of eight members, with the terms of office of the directors in Class Three expiring at the Annual Meeting. The incumbent directors whose terms of office extend beyond this Annual Meeting are as follows:


                                                   Annual Meeting
                                      Director        at which
      Name                             Class        term expires
      ----                            --------     --------------
      S. Joseph Moore                   Two            2003
      Robert J. Niebel, Sr.             Two            2003
      Millard V. Oakley                 Two            2003
      Sam Moore                         One            2004
      Andrew J. Young                   One            2004


     The Board of Directors has nominated the following three persons for election as directors in Class Three with terms of office of three years expiring at the Annual Meeting of Shareholders to be held in 2005, or until their earlier resignation:

                            Jesse T. Correll
                         Brownlee O. Currey, Jr.
                         W. Lipscomb Davis, Jr.

     Each of the nominees is currently a member of the Board of Directors and was previously elected as a director by the shareholders, except for Jesse T. Correll. At a meeting of the Board of Directors on November 15, 2001, acting pursuant to the Company's Bylaws, the Board increased the number of Board positions from seven to eight members. At the same meeting, the Board appointed Jesse T. Correll to serve as a Class Three director to fill the vacancy created by the increase in the number of directors.

     Pursuant to the Company's Bylaws, Mr. Young will be deemed to resign on the date of his seventy-first birthday, March 12, 2003, and therefore, unless the Bylaws are amended, his term will end on such date. The resulting vacancy on the Board of Directors may be filled by the vote of the Board of Directors, without shareholder action, pursuant to the Company's Bylaws.

     It is intended that proxies received in response to this solicitation will, unless otherwise specified, be voted in favor of the election of the above persons as directors of the Company for the terms set forth above and until their successors are elected and qualified. In case any of these persons are unable or decline to serve, it is intended, in the absence of contrary direction, that the proxies will be voted for the remaining nominee and for substitute nominees selected by the Board of Directors. The Board of Directors has no reason to expect that any of the nominees will not be available for election at the Annual Meeting, and therefore does not at this time have any substitute nominees under consideration.

     A plurality of the votes cast by the shares entitled to vote in the election is required to elect a director. Shareholders have no right to vote cumulatively for directors, but rather each shareholder may cast one vote for each share of Common Stock and ten votes for each share of Class B Common Stock held by such shareholder for each director to be elected. The Board of Directors recommends a vote FOR all nominees.

     On September 30, 1997, the Commission filed civil proceedings against incumbent director Sam Moore alleging that Mr. Moore violated certain provisions and rules under the Securities Exchange Act of 1934 by "marking the close" through executing on behalf of a relative at the end of the trading day purchases of the Company's Common Stock and by failing to file timely a Form 4 reporting an unrelated sale of the Common Stock by a charitable remainder trust of which Mr. Moore was the beneficial owner. Without a hearing and without admitting or denying the Commission's allegations or findings, Mr. Moore consented to the entry of a cease and desist order before the Commission and paid a $50,000 civil penalty.

     The following table contains additional information concerning the incumbent directors who will remain in office and the director nominees. Except as indicated below, each director and nominee has been an employee of the firm(s) listed below as his principal occupation for more than the past five years.


                                                                       Director
Name                           Principal Occupation              Age    Since
----                     --------------------------------        ---   --------
Jesse T. Correll         President and Chairman of First          46     2001
                           Southern Bancorp, Inc. from 1983
                           to present.  Chairman and Chief
                           Executive Officer of United Trust
                           Group, Inc.

Brownlee O. Currey, Jr.	 President, Currey Investments.           73     1984
(C, N & A)                 Previously served as Chairman of
                           the Board of The Nashville Banner
                           Publishing Co. from January 1980 to
                           May 1998.

W. Lipscomb Davis, Jr.   Partner of Hillsboro Enterprises         70     1984
(A & C)

Sam Moore                Chairman of the Board, Chief Executive   72     1961
(E & N)                    Officer and President of the Company;
                           Sam Moore is the father of
                           S. Joseph Moore.

S. Joseph Moore          President of C.R. Gibson, Inc.           39     1995
(E)                        S. Joseph Moore is the son of
                           Sam Moore.

Robert J. Niebel, Sr.    Senior Vice President of 21st Century    63     1973
(E & A)                    Christian, Inc.

Millard V. Oakley        Businessman managing private             72     1972
(C, E & N)                 investments.


Andrew J. Young          Chairman of GoodWorks International;     70     1993
(E)                        Director of Archer-Daniels-Midland
                           Company, Atlanta Market Center,
                           Cox Communications, Inc. and
                           Delta Airlines, Inc.  Previously
                           served as Co-Chairman of Atlanta
                           Committee for the 1996 Olympic Games
                           as well as Mayor of Atlanta, Georgia
                           from 1982 to 1990.
----------
Member of Executive (E), Compensation (C), Nominating (N), Audit (A) Committee




Board and Committee Meetings
----------------------------

     The Board of Directors has four standing committees--the Executive Committee, the Compensation Committee, the Audit Committee, and the Nominating Committee, the members of which are indicated in the previous table. The Executive Committee has all powers and authority vested in the Board of Directors, except the power to declare dividends or other corporate distributions or to remove members of the Board of Directors, but including the power to amend or repeal bylaws, to submit to shareholders matters that require shareholders' approval, and to fill vacancies on the Board of Directors or any committee of the Board of Directors. The Compensation Committee reviews and approves management compensation and administers the Company's retirement and incentive plans. The Nominating Committee recommends to the Board of Directors nominees for election to the Board of Directors.
The Nominating Committee will consider nominees recommended by the holders of the Common Stock and Class B Common Stock provided such proposed nominees are submitted to the Company in the manner and within the time limit for shareholder proposals as set forth within this proxy statement. The Audit Committee recommends to the Board of Directors the appointment of the independent auditors and reviews with the auditors' representatives the scope of their examination, their fees, the results of their examination, and any problems identified by the independent auditors regarding internal controls, together with their recommendations. The members of the Audit Committee have been determined to be independent, as required by the New York Stock Exchange's rules.

     During the last fiscal year, the Board of Directors held five meetings. The Compensation Committee held one meeting, the Nominating Committee held two meetings and the Audit Committee held six meetings during the fiscal year. Each of the incumbent directors attended at least 75% of the aggregate of all Board of Director meetings and meetings of committees on which he served during the last fiscal year, with the exception of Mr. Young, who attended 40% of the meetings.


                          EXECUTIVE COMPENSATION

     The following table provides information as to annual, long-term and other compensation during fiscal years 2002, 2001 and 2000 for the Company's Chief Executive Officer and the persons who, in fiscal 2002, were the other four most highly compensated executive officers of the Company and also includes such information with respect to S. Joseph Moore and Raymond T. Capp, former executive officers of the Company, whose employment ended in fiscal 2002, (the foregoing are collectively defined as the "Named Officers").

                      Summary Compensation Table
                      --------------------------

                                                           Long-Term
                                                          Compensation
                             Annual Compensation            Awards
                         -----------------------------    ------------
                                               Other       Securities
                                               Annual      Underlying  All Other
                                               Compen-      Options/    Compen-
     Name and                         Bonus    sation         SARs      sation
Principal Position   Year Salary($)    ($)      ($)          (#)(1)       ($)
------------------   ---- ---------   ------  ---------     ---------  ---------
Sam Moore            2002 $450,000   $180,600  $      0     220,000   18,426 (3)
 President and       2001  400,000          0   169,635 (2)       0   29,906
 Chiev Executive     2000  400,000          0   169,635           0   27,407
 Office

Lee Gessner          2002  240,000          0         0      80,000    7,305 (4)
 Executive Vice      2001  203,200          0         0      20,000   14,574
 President

Joe L. Powers        2002  225,000     96,075         0      70,000    3,877 (5)
 Executive Vice      2001  210,000          0         0           0   18,663
 President,          2000  210,000     30,000         0           0   11,837
 Secretary and
 Treasurer

Mike Hyatt           2002  175,000    101,625         0      10,000        0
 Executive Vice
 President

Phil Stoner          2002  175,000     89,600         0       7,500    8,693 (6)
 Executive Vice
 President

S. Joseph Moore      2002  200,525          0         0           0  740,113 (7)
 Executive Vice      2001  270,000          0         0           0   19,598
 President           2000  270,000          0         0           0   12,178

Raymond T. Capp      2002  109,681          0         0      10,000  100,970 (8)
 Senior Vice         2001  219,038          0         0      25,000  104,044
 President           2000  208,000     30,000         0           0    9,600


(1) Represents the number of stock options granted under the Company's Stock
    Incentive Plan.

(2) Represents amounts paid (net of taxes) to Sam Moore to enable him to pay the after income tax cost of the premiums on life insurance maintained on the joint lives of Sam Moore and his wife. Such payments are contemplated by an agreement between Sam Moore and the Company, dated
    May 17, 1991. See "Employment and Termination Agreements." This policy was fully funded during fiscal 2001 and does not require any additional premiums to be paid.

(3) Includes $4,846 contributed to the Company's 401(k) Plan by the Company on behalf of Sam Moore.

(4) Includes $7,305 contributed to the Company's 401(k) Plan by the Company on behalf of Mr. Gessner.

(5) Includes $3,877 contributed to the Company's 401(k) Plan by the Company on behalf of Mr. Powers.

(6) Includes $8,693 contributed to the Company's 401(k) Plan by the Company on behalf of Mr. Stoner.

(7) Includes $736,665 paid to S. Joseph Moore under the terms of his employment contract upon separation from the Company on November 1, 2001 and includes $3,448 contributed to the Company's 401(k) Plan by the Company on behalf of S. Joseph Moore.

(8) Represents $100,970 paid to Mr. Capp under the terms of his employment contract upon separation from the Company on August 3, 2001.



                Option/SAR Grants in Last Fiscal Year

     This table provides information as to options granted to the Named Officers during fiscal year 2002.

	           		    Individual Grants
                  ---------------------------------------
                                                           Potential Realizable
                             Percent 0f                      Value at Assumed
                Number of      Total                       Annual Rates of Stock
                Securities    Options    Exercise            Price Appreciation
                Underlying    Granted     Price   Expira-    For Option Term (2)
                  Option     in Fiscal    ($/Sh)  tion     ---------------------
     Name      Granted(#)(1)    Year       (2)    Date          5%         10%
-------------- ------------- ----------  ------ ---------    --------- ---------
Sam Moore        181,318       31.1%    $7.050  05/16/2011  $803,911  $2,037,268
                  38,682        6.6%    $7.755  05/16/2011   171,505     434,626
               ------------- ----------                      --------- ---------
                 220,000       37.7%                         975,416   2,471,895

Lee Gessner       80,000       13.7%    $7.050  05/16/2011   354,697     898,871
Joe L. Powers     70,000       12.0%    $7.050  05/16/2011   310,359     786,512
Mike Hyatt        10,000        1.7%    $7.050  05/16/2011    44,337     112,359
Phil Stoner        7,500        1.3%    $7.050  05/16/2011    33,253      84,269
S. Joseph
   Moore (3)        -            -        -        n/a          -           -
Raymond T.
   Capp(3)        10,000        1.7%    $7.050     n/a          -           -

(1) Option to purchase Common Stock granted on May 16, 2001, pursuant to the Stock Incentive Plan. These options typically vest one third on the first, second and third anniversary dates of the grant, or as otherwise provided in the specific option agreement.

(2) Assumes exercise of option to purchase shares of Class B Common Stock when either Common Stock or Class B Common Stock may be purchased.

(3)  In accordance with the Stock Incentive Plan, Raymond T. Capp's and S.
     Joseph Moore's options expired ninety days following their separation from the Company on August 3, 2001 and November 1, 2001, respectively.



                     Fiscal Year-End Option Values

The following table provides information as to the aggregate number of shares of Common Stock and Class B Common Stock covered by both exercisable and unexercisable stock options as of March 31, 2002, and the values for the "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock or Class B Common Stock. No options were exercised by the Named Officers during the fiscal year ended March 31, 2002.

                        Number of Securities
                             Underlying             Value of Unexercised
                        Unexercised Options         In-The-Money Options
                       at Fiscal Year-End (#)     at Fiscal Year-End ($)(1)
                     --------------------------  ---------------------------
Name                 Exercisable  Unexercisable  Exercisable  Unexercisable
----                 -----------  -------------  -----------  -------------
Sam Moore              330,000       220,000       $38,250      $1,094,729
Lee Gessner             20,667        93,333        29,435         476,665
Joe L. Powers           40,000        70,000        19,125         357,000
Mike Hyatt               6,667         8,333         8,585         114,875
Phil Stoner             18,500         7,500        16,700          64,000
S.  Joseph Moore (2)      -             -             -               -
Raymond T. Capp (2)       -             -             -               -

(1) Certain outstanding options are exercisable for either Common Stock or Class B Common Stock and, where appropriate, the value of unexercised options reflects gains based on the closing price of either stock depending on which option to purchase stock was "in-the-money" at fiscal year end. On March 31, 2002, the closing prices of the Common Stock and Class B Common Stock on the New York Stock Exchange were $12.15 and
     $12.00, respectively.

(2)  In accordance with the Stock Incentive Plan, Raymond T. Capp's and
     S. Joseph Moore's options expired ninety days following their separation from the Company on August 3, 2001 and November 1, 2001, respectively.



Directors Compensation
----------------------

     Directors not otherwise employed by the Company receive $1,200 per month plus $1,000 for attending, in person, each meeting of the Board of Directors or any committee, when such committee meetings are separately called and held.
Directors attending such meetings by means of a telephone conference call receive $500 for each meeting. Board members who are employed as officers by the Company receive no extra compensation for their services as directors or committee members. All directors are reimbursed by the Company for expenses incurred by them in connection with their service on the Board of Directors and committees.

     In fiscal 1998, the Company adopted the 1997 Deferred Compensation Plan for Non-Employee Directors (the "Non-Employee Directors Plan"). Pursuant to the Non-Employee Directors Plan, beginning in September 1997 directors who are not employed as officers of the Company may file with the Company an irrevocable election to defer payment of not less than fifty percent (50%) of the retainer fees to be earned during each fiscal year. Deferred amounts are invested in an account reflected in Company stock equivalent units, the number of which is computed by dividing the amount of the deferred retainer fees by the fair market value of the Company's shares on the date of deferral.
Directors may elect the form and timing of payments of deferred amounts (and any earnings reflecting dividends thereon), to be paid in cash from the Company in a lump sum or installment payments after such director's sixty-fifth or seventieth birthday, based on the number of stock equivalent units in such director's account and the fair market value of the Company's shares on the first business day of the year in which payments are made. In addition, pursuant to the Stock Incentive Plan, each outside director receives a non-qualified stock option to purchase 2,000 shares of Common Stock on the date of each annual meeting of shareholders with an exercise price equal to the fair market value of the Common Stock on such date. The shares subject to such options vest on the first anniversary of the date of grant and are exercisable for a period of ten years.


Employment and Termination Agreements
-------------------------------------

     The Company has employment agreements with each Named Officer that provide for an annual base salary, fringe benefits, life insurance and the opportunity to receive incentive and bonus compensation. The employment agreement of each of Sam Moore and Joe Powers contains certain provisions that entitle them to receive certain payments including a severance payment and (at the employee's election) the cash out of certain stock and stock-based awards under Company incentive plans in the event they are involuntarily terminated or resign with good reason within contracted time periods following a change in control of the Company. Sam Moore's severance payment is equal to 2.99 times his then current base salary, and Joe Powers' severance payment is equal to 2 times his then current base salary. In addition, if Sam Moore retires after the expiration of his employment agreement (March 31, 2003), he will be entitled to a lump sum payment by the Company equivalent to two years' base salary, in special recognition of his service to the Company. After the sale of the Company's gift division in November 2001, S. Joseph Moore received $736,665 as severance under the terms of his Employment Agreement.


Compensation Committee Report
-----------------------------

     Decisions concerning the compensation of the Company's executives are made by the Compensation Committee of the Board of Directors. Each member of the Compensation Committee is a non-employee director. The Compensation Committee is responsible for reviewing and setting the compensation of the Company's senior executives and for establishing general executive compensation policies for the Company.

Compensation Philosophy and Policies for All Executive Officers

     The Compensation Committee believes that the primary objectives of the Company's executive compensation policy should be:

 - to attract and retain talented executives by providing a compensation program that is competitive with the compensation provided to executives at companies of comparable size and position in the publishing business, while maintaining compensation within levels that are consistent with the Company's business plan, financial objectives and operating performance;

 - to provide appropriate incentives for executives to work towards the achievement of the Company's annual performance targets established in the Company's business plan; and

 - to more closely align the interests of its executives with those of shareholders by providing long-term incentive compensation in the form of stock awards and options or other equity-based, long-term incentive compensation.


     The Compensation Committee believes that the Company's executive compensation policies should be reviewed during the first quarter of the fiscal year when the financial results of the prior fiscal year become available. The policies should be reviewed in light of their consistency with the Company's financial performance, its business plan and its position within the publishing industry, as well as the compensation policies of similar companies in the publishing industry. The compensation of individual executives should then be reviewed annually by the Compensation Committee in light of its executive compensation policies for that year.


     In setting and reviewing compensation for the executive officers, the Compensation Committee considers a number of different factors designed to assure that compensation levels are properly aligned with the Company's business strategy, corporate culture and operating performance. Among the factors considered are the following:

 - Comparability--The Compensation Committee considers the compensation packages of similarly situated executives at companies deemed to be most comparable to the Company. The objective is to maintain competitiveness in the marketplace in order to attract and retain the highest quality executives. This is a principal factor in setting base levels of compensation.

 - Payment for Performance--The Compensation Committee believes that compensation should be in part directly linked to operating performance.
   To achieve this link with regard to short-term performance, the Compensation Committee has relied on cash bonuses which have been determined on the basis of certain objective and subjective factors after receiving the recommendations of senior management.

 - Equity Ownership--The Compensation Committee believes that an integral part of the executive compensation program at the Company is equity-based compensation plans which encourage and create ownership of the Company's stock by its executives, thereby aligning executives' long-term interests with those of the shareholders. These long-term incentive programs are principally reflected in the Company's stock-based incentive plans. The Compensation Committee believes that significant stock ownership is a major incentive in building shareholder value and reviews awards of equity-based incentives with that goal in mind.

 - Qualitative Factors--The Compensation Committee believes that in addition to corporate performance and specific division performance, it is appropriate to consider in setting and reviewing executive compensation the personal contributions that a particular individual may make to the success of the corporate enterprise. Such qualitative factors as leadership skills, planning initiatives, development skills, public affairs and civic involvement have been deemed to be important qualitative factors to take into account in considering levels of compensation.

     In connection with the annual review of the Company's executive compensation policies, the Compensation Committee deemed it appropriate to engage a nationally recognized compensation consulting firm (the "Consultant") to assist the Compensation Committee in its review and to provide advice with respect to the Company's compensation arrangements for the Company's senior executive officers for fiscal 2002. The peer group, which the Compensation
Committee utilized for purposes of evaluating compensation for executive officers, consisted of publishing and gift companies that are similar to the Company in size. The companies in the Company's peer groups are reflected in the Performance Graph included in this Proxy Statement (the "FY2001 Peer Group
Index" and the "FY2002 Peer Group Index") and were used for purposes of reviewing compensation policies for executive officers for fiscal 2002.


Compensation of Executive Officers

     The Compensation Committee believes that the compensation for each of its executive officers should consist of a base salary, the potential for an annual cash bonus and equity-based long-term incentive compensation. The
Compensation Committee has applied the policies described herein to fiscal
2002 compensation for executive officers, including the Named Officers.

     Base Compensation. In determining whether an increase in base compensation for its executive officers was appropriate for fiscal 2002, the Compensation
Committee reviewed salary ranges recommended by the Consultant and sought the advice of the Chief Executive Officer. The Compensation Committee subjectively determined base compensation on the basis of discussions with the Chief
Executive Officer, a review of the base compensation of executive officers of comparable companies, the advice of the Consultant, the committee's experience with the Company and in business generally, and what it viewed to be appropriate levels of base compensation after taking into consideration the performance of the Company and the contributions of each executive officer. As a result of this review, increases averaging approximately 5% in the base salaries for the Named Officers for fiscal 2002 were made, with specific increases varying from 0% to approximately 17%, reflecting the Compensation
Committee's subjective judgment as to the competitive level of the compensation being paid to each executive, the executive's contribution to the Company's performance and the responsibilities undertaken by the executive officer. As a result of these increases, base salaries for the Named Officers were set for fiscal 2002 at approximately the 50th to the 75th percentile of the base compensation of executives with similar responsibilities at comparable companies. The Compensation Committee did not assign any relative weight to the quantitative and qualitative factors which it applied subjectively in reaching its base compensation decisions.

     Annual Incentive and Bonus Compensation.  For fiscal 2002, the Compensation
Committee established performance goals for awarding cash incentive payments, including targeted pre-tax profits for the Company, improvements in the Company's return on assets ratio and, for certain Named Officers, pre-determined margin contributions for specific divisions of the Company. The amount of any potential award varied with each executive officer. Based on these performance goals, the Named Officers earned an aggregate of $467,900 in annual incentive payments for fiscal 2002.

     Long-Term Incentive Compensation.  The Compensation Committee believes the
Company should make it a part of its regular executive compensation policies to grant annual awards of long-term, equity based incentives to executive officers and other key employees as part of the compensation package that is reviewed annually for each executive officer. In making these awards, the Compensation Committee establishes guidelines at the time of the annual review and takes into account the recommendations of the Chief Executive Officer prior to approving annual awards of long-term, equity-based incentive compensation to the other executive officers.

     As part of the Compensation Committee's annual review of the Company's executive compensation policies for fiscal 2002 and based upon the recommendations of the Consultant, the Compensation Committee determined to grant stock options with an exercise price based on the fair market value of the Common Stock on the date of grant as long-term, equity-based incentive compensation to the Company's management team. Accordingly, during fiscal
2002, the Compensation Committee considered, with the assistance of the Consultant, the amount of stock option holdings by its senior executives in relation to the holdings by senior executives of comparables companies. As a result of this analysis, the Compensation Committee granted to the Named
Officers annual stock option awards ("Annual Options") to purchase an aggregate of 397,500 shares of Common Stock. The Annual Options vest at a rate of 33 1/3% on the first through third anniversaries of the date of grant, subject to certain performance goals, and vest in full if the executive is employed on the third anniversary of the date of grant, regardless of whether such goals are met.

     Chief Executive Officer Compensation. During fiscal 1998, in connection with the special one-time grant of stock options, the Company entered into an agreement with Sam Moore as the Company's Chairman, Chief Executive Officer and President whereby Mr. Moore would receive no increase in base compensation and no further option awards for the fiscal years 1999 through 2003. During fiscal 2002, certain of Sam Moore's stock options, including certain special options granted in fiscal 1998, were cancelled, along with certain other executive officers at the request of those officers. No consideration was given in connection with the cancellation of those options. After the end of fiscal 2001, the Company and Sam Moore agreed to terminate the 1998 agreement with Sam Moore effective March 31, 2001, which had limited future increases in his compensation and option awards and agreed that, commencing April 1, 2001, Mr. Moore's base salary would be increased to $450,000. Based on meeting certain performance goals, Sam Moore earned a cash incentive payment award in the amount of $180,600 and received option grants to purchase 220,000 shares during fiscal 2002.

     Federal Income Tax Deductibility Limitations.  Section 162(m) of the
Internal Revenue Code of 1986, enacted as part of the Omnibus Budget
Reconciliation Act in 1993 ("OBRA"), generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Company's Chief
Executive Officer and four other most highly compensated executive officers.
The statute, however, exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

     The Compensation Committee believes it is appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation and to seek to qualify executive compensation awards as performance-based compensation excluded from the $1,000,000 limit. Stock options and other equity-based incentives granted under the Company's stock incentive plans are intended to qualify as performance-based compensation; however, the Compensation Committee recognizes that interpretations of the Internal Revenue
Service with respect to Section 162(m) matters may result in compensation related to certain options not qualifying for exclusion from the $1,000,000 limit. During fiscal 2002, none of the executive officers received compensation that exceeded the $1,000,000 limit on deductibility.


                                  Respectfully submitted,

                                  Millard V. Oakley, Chairman
                                  Brownlee O. Currey, Jr.
                                  W. Lipscomb Davis, Jr.



                          AUDIT COMMITTEE REPORT

     The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company's independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States. A copy of the Audit Committee charter is attached hereto as Appendix A and incorporated herein by reference.

     In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements, as well as the selection, application and disclosure of critical accounting policies used in such financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee
Communications). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence
Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management.
The Audit Committee has considered whether the independent auditors' non-audit services to the Company are compatible with the auditors' independence.

     The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Audit Committee meets with external auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls and the overall quality of the company's financial reporting.

     In reliance on the reviews and discussions referred to above, the Audit
Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual
Report on Form 10-K for the year ended March 31, 2002, for filing with the Securities and Exchange Commission.

                                  Respectfully submitted,

                                  W. Lipscomb Davis, Jr., Chairman
                                  Brownlee O. Currey, Jr.
                                  Robert J. Niebel, Sr.


The foregoing report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy
Statement into any filing under the Securities Act of 1933 or the Securities
Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.



Performance Graph

     The following graph compares the five-year cumulative returns of $100 invested on March 31, 1997, assuming the reinvestment of all dividends, in
(i) the Common Stock, (ii) the Class B Common Stock, (iii) Standard & Poor's
MidCap 400 Index (the "S&P MIDCAP 400 Index"), (iv) Standard & Poor's SmallCap
600 Index ("S&P SMALLCAP 600 Index"), (v) the Russell 2000 Index ("Russell
2000 Index"), (vi) an index compiled by the Company and composed of the publicly traded common stock of selected publishing and gift companies (the
"FY2001 Peer Group Index") and (vii) a new Peer Group ("FY2002 Peer Group
Index"), which excludes the gift companies previously considered. With the change in the size and renewed focus on publishing of the Company due to the sale of the gift division, the S&P SmallCap 600 Index, the Russell 2000 Index and the FY2002 Peer Group Index were added. The S&P MIDCAP 400 Index and the
FY2001 Peer Group Index will be omitted from future graphs. The returns on the common stock of each member of the Peer Group Indexes have been weighted to reflect relative stock market capitalization.




            [LINE GRAPH PLACED HERE REPRESENTING DATA BELOW.]


<TABLE

                                   1997    1998    1999    2000    2001    2002
                                  ------  ------  ------  ------  ------  ------
Thomas Nelson, Inc.
   - Common Stock (TNM)           $100    $133     $ 98    $ 79    $ 66    $125
Thomas Nelson, Inc.
   - Class B Common Stock TNM.B)   100      84       49      45      36      67
S&P MIDCAP 400 Series              100     149      150     207     192     213
S&P SMALLCAP 600 Series            100     147      131     158     171     225
Russell 2000 Index                 100     142      119     163     138     158
FY 2001 Peer Group Index           100     157      125     111     118     167
FY 2002 Peer Group Index           100     131      140     144     144     167

(1) The FY2001 Peer Group Index is comprised of the following 6 publicly traded companies:

    American Greetings Corp.   Meredith Corp.          Value Line, Inc.
    Courier Corp.              Scholastic Corp.        John Wiley & Sons, Inc.

    Day Runner, Inc. and Houghton Mifflin Co., which were previously included, are no longer publicly traded companies.

(2) The FY2002 Peer Group Index is comprised of the following 6 publicly traded companies:

    Courier Corp.              Reader's Digest Assoc.   Value Line, Inc.
    Meredith Corp.             Scholastic Corporation   John Wiley & Sons, Inc.



           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Commission. Executive officers, directors and greater than 10% beneficial owners are required by regulations of the Commission to furnish the Company with copies of all Section 16(a) reports so filed.

     Based solely upon a review of the Forms 3, 4 and 5 and amendments thereto, and certain written representations furnished to the Company, the Company believes that, during the fiscal year ended March 31, 2002, its executive officers, directors and greater than 10% beneficial owners complied with all applicable filing requirements.


                         RELATED PARTY TRANSACTIONS

     Effective October 31, 2001, the Company sold the assets of its gift division to CRG Acquisition Corp., now known as C. R. Gibson, Inc. for consideration of $30.5 million, subject to adjustment. At the date of the sale, S. Joseph Moore became the President of C. R. Gibson, Inc. Mr. Moore's employment with the Company terminated at the date of sale; however he remains a member of the Company's board of directors. The Company and C. R. Gibson, Inc. are engaged in discussions concerning the amount of the final purchase price adjustment and other claims related to minimum working capital and accounts receivable under the Amended and Restated Asset Purchase Agreement dated as of October 31, 2001. In connection with the sale transaction, the parties also entered into a Transition Services Agreement whereby the Company provides warehousing, accounting and other administrative services to C. R. Gibson, Inc. The Company received fees under this agreement totaling approximately $3.0 million in fiscal 2002 and expects to continue to provide transition services during the first half of fiscal 2003.

     During 2002, Sam Moore, a director and executive officer, reimbursed the Company for personal expenses and services from Company employees valued at approximately $139,000.


                       INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's financial statements for the year ended March 31, 2002, were examined by Arthur Andersen LLP, independent certified public accountants.

     The Board of Directors has not yet selected independent auditors for the year ending March 31, 2003 but expects to do so before the Annual Meeting.

Audit Fees. The aggregate audit fees billed to the Company by Arthur Andersen LLP during fiscal 2002 for professional services rendered for the audit of the Company's annual consolidated financial statements and for the reviews of the financial statements included in the quarterly reports on Form 10-Q totaled $162,850.

Financial Information Systems Design and Implementations Fees. No fees were billed to the Company by Arthur Andersen LLP during fiscal 2002 for professional services regarding financial information systems design and implementation.

All Other Fees. The aggregate fees billed to us by Arthur Andersen LLP during fiscal 2002 for all other services rendered to us totaled $169,193, including audit-related fees of $110,850 and other fees of $58,343. Audit-related fees include fees for required audits of subsidiaries, benefit plan audits, accounting consultation and various attest services under professional standards. Other fees were primarily related to tax services. Arthur Andersen did not provide business consulting services to the Company in fiscal 2002.


           DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS TO BE
              PRESENTED AT 2003 ANNUAL MEETING OF SHAREHOLDERS

     Shareholder proposals intended to be presented at the Annual Meeting of Shareholders to be held in 2003 must be received in writing by the Company at its executive offices at 501 Nelson Place, Nashville, Tennessee 37214-1000, not later than March 5, 2003, in order to be included in the Company's proxy statement and proxy for that meeting.

     For other shareholder proposals to be timely (but not considered for inclusion in the Company's proxy statement), a shareholder's notice must be received in writing by the Company at its executive offices not less than 60 days nor more than 90 days prior to the meeting of shareholders; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of such meeting is given or made to the shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the date on which such notice of the day of the meeting was mailed or such public disclosure was made.

     For proposals that are timely filed, the Company retains discretion to vote proxies it receives provided (i) it includes in the proxy statement advice on the nature of the proposal and how the Company intends to exercise its voting discretion and (ii) the proponent does not issue a proxy statement.

     In accordance with the Company's Amended Bylaws (the "Amended Bylaws"), nominations of persons for election to the Board of Directors may be made at a meeting of shareholders by or at the direction of the Board of Directors, by any nominating committee or by any shareholder of the Company entitled to vote for the election of directors at such meeting who complies with the notice procedures set forth in the Amended Bylaws. The Amended Bylaws require that a shareholder's notice contain certain information with respect to the proposed nominee and as to the shareholder giving the notice. The Company will furnish on request to any shareholder a copy of the relevant section of the Amended Bylaws.


                         METHOD OF COUNTING VOTES

     Pursuant to rules promulgated by the Commission, boxes and a designated blank space are provided on the proxy card for shareholders to mark if they wish to vote "for," "against" or "withhold authority" (or abstain) to vote for one or more of the director nominees, and to vote "for," "against" or "abstain" from voting on any other matters submitted to the shareholders. Under applicable securities laws, Tennessee law and the Company's charter and bylaws, an abstention or withholding of authority to vote will have no effect on the outcome of the election of directors, as such election is determined by the number of votes cast. Shares represented at the Annual Meeting by proxies containing instructions to "withhold authority" or abstain will nonetheless be counted as present for purposes of determining whether a quorum exists at the Annual Meeting.

     A broker non-vote occurs when a broker holding shares registered in a street name is permitted to vote, in the broker's discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the "non-vote") on the non-routine matter. Under Tennessee law and the Company's charter and bylaws, broker non-votes will have no impact on any of the matters to be submitted to the shareholders at the Annual Meeting, but shares represented by a proxy card marked with a non-vote would be counted as present for purposes of determining the existence of a quorum. Under New York Stock Exchange rules, the election of directors is a matter on which a broker has the discretion to vote if instructions are not received from the client at least 10 days prior to the Annual Meeting, but brokers may not have the discretion to vote on any other proposal in the absence of instructions from their clients.


                              MISCELLANEOUS

     The cost of this solicitation of proxies will be borne by the Company. It is anticipated that the solicitation will be made primarily by mail, but regular employees or representatives of the Company may, without additional compensation, also solicit proxies by telephone, telegram, or personal interview and arrange for brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy material to their principals at the Company's expense.

     The Board of Directors is not aware of any business other than that described in this Proxy Statement to be presented for action at the Annual Meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal that may be properly brought before the Annual Meeting in accordance with their judgment.



The Annual Report to Shareholders for the year ended March 31, 2002, is being mailed to all shareholders entitled to vote at the Annual Meeting. Additional information is contained in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2002, filed with the Commission. The Company will furnish without charge to any shareholder a copy of its complete Annual Report on Form 10-K, including the financial statements and schedules thereto, upon written request to Joe L. Powers, Executive Vice President and Secretary, Thomas Nelson, Inc., P. O. Box 141000, Nashville, Tennessee 37214-1000.


July 10, 2002


                                                        Appendix A
                                                        ----------




                            AMENDED CHARTER
                                  OF
                            AUDIT COMMITTEE
                         of Thomas Nelson, Inc.


     The Audit Committee (the "Committee") is appointed by the Board of Directors (the "Board") to assist the Board in monitoring on a periodic basis the processes used by the Company to produce financial statements, the Company's systems of internal accounting and financial controls, and the independence of the Company's outside auditors.

     In discharging its responsibilities, the Committee is empowered to investigate any matter with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts or consultants for this purpose. The Committee shall make regular reports to the Board.

     The Committee shall review and reassess the adequacy of this Charter on an annual basis and submit it annually to the Board for approval.

     The Committee shall be comprised of not less than three members of the Board, and the Committee's composition and experience will meet the applicable listing standards of the New York Stock Exchange.

     Accordingly, as determined by the Board, all of the members will be directors:

     1. Who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company; and

     2. Who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee will have accounting or related financial management expertise.

     The Committee's monitoring responsibility recognizes that the Company's management is responsible for preparing the Company's financial statements in accordance with generally accepted accounting principles and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that the Company's financial management, as well as its outside auditors, have more time, knowledge and more detailed information on the Company and its financial reports than do Committee members; consequently, in carrying out its responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements and is not conducting an audit or investigation of the financial statements or determining that the Company's financial statements are true and complete or are in accordance with generally accepted accounting principles.
Nor is it the duty of the Committee to resolve disagreements, if any, between management and the outside auditors or to ensure compliance with laws and regulations or the Company's Code of Conduct.

     The following functions shall be the common recurring activities of the Committee in carrying out its monitoring responsibilities. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as it deems appropriate given the circumstances.

 - The Committee shall review and discuss with management and the outside auditors the annual audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and the selection, application and disclosure of critical accounting policies used in such financial statements. The Committee also shall review and consider with the outside auditors the matters required to be discussed by Statements of Auditing Standards ("SAS") No. 61 and No. 90, as may be modified or supplemented. Additionally, the Committee shall consider whether to recommend to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K.

 - As a whole, or through the Committee chair, the Committee shall review and discuss with the outside auditors the Company's interim financial results to be included in the Company's quarterly reports to be filed with Securities and Exchange Commission on Form 10-Q and the matters required to be discussed by SAS No. 61 and No. 90, as may be modified or supplemented. This review will occur prior to the public release of such quarterly financial results and prior to the Company's filing of the Form 10-Q.

 - The Committee shall discuss with management and the outside auditors the quality and adequacy of the Company's internal controls that could significantly affect the Company's financial statements.

 - The Committee shall:

   - request from the outside auditors annually a formal written statement delineating all relationships between the outside auditors and the Company that may impact the objectivity and independence of the outside auditors, consistent with Independence Standards Board Standard No. 1, as may be modified or supplemented;

   - discuss with the outside auditors in an active dialogue any such disclosed relationships or services and their impact on the outside auditors' independence;

   - consider whether the independent auditors' non-audit services to the Company are compatible with the auditors' independence; and

   - if determined appropriate by the Committee, recommend that the Board take appropriate action in response to the outside auditor's report to satisfy itself of the outside auditor's independence.

   - The Committee, subject to any action that may be taken by the Board, shall have the ultimate authority and responsibility to select (or nominate for shareholder approval), evaluate and, where appropriate, replace the outside auditors, and the outside auditors are ultimately accountable to the Board and the Committee.


Amended February 18, 2002